THE CASH STORE FINANCIAL SERVICES INC.

(the “Corporation”)

AUDIT COMMITTEE CHARTER

GENERAL

The purpose of this document is to establish the Charter of the Audit Committee of The Cash Store Financial Services Inc.

PURPOSE

The purpose of the Audit Committee is to:

(a)	review and recommend to the Board for acceptance, prior to their public release, all material financial information required to be gathered and disclosed by the Corporation;

(b)	oversee management designed and implemented accounting systems and internal controls; and

(c)	recommend, engage, supervise, arrange for the compensation and ensure the independence of the external auditor to the Corporation.

STRUCTURE

The Audit Committee will be comprised of at least three members of the Board each of whom will at all times be independent and financially literate as those terms are defined in Multilateral Instrument 52-110, and Section 303A.06 of the NYSE Listed Company Manual, and possess:

(a)	an understanding of the accounting principles used by the Corporation to prepare its financial statements;

(b)	the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves;

(c)	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements, or experience actively supervising one or more individuals engaged in such activities;

(d)	an understanding of internal controls and procedures for financial reporting; and

(e)	in the case of the Audit Committee financial expert, an understanding of audit committee functions.

The Audit Committee shall have at least one audit committee financial expert who has acquired the attributes listed above through education and experience as a principal financial officer, principal accounting officer, controller, public accountant, auditor, experience in positions performing similar functions, experience supervising persons performing similar functions, experience overseeing or assessing the performance of companies or public accountants with respect to preparation, auditing or evaluation of financial statements, or other relevant experience.

The Audit Committee is required to meet in person, or by telephone conference call, at least once each quarter and as often thereafter as required to discharge the duties of the Audit Committee.

Each member of the Audit Committee shall serve during the pleasure of the Board of Directors and, in any event, only so long as that person shall be a director. The Directors may fill vacancies in the Audit Committee by election from among their number. The Board of Directors may remove a member of the Audit Committee at any time in its sole discretion by resolution of the Board of Directors.

In connection with the appointment of the members of the Audit Committee, the Board of Directors will determine whether any proposed nominee for the Committee serves on the audit committees of more than three public companies. To the extent that any proposed nominee for membership on the Audit Committee serves on the audit committees of more than three public companies, the Board of Directors will make a determination as to whether such simultaneous services would impair the ability of such member to effectively serve on the Audit Committee and may disclose such determination in the Corporation’s annual report on Form 40-F filed with the United States Securities and Exchange Commission.

The Chair of the Audit Committee appointed by the Board will, in consultation with the members, determine the schedule, time and place of meetings, and in consultation with management and the external auditor, establish the agenda for meetings.

A quorum for a meeting of the Audit Committee shall be a majority of members present in person or by telephone conference call.

Notice of the time and place of every meeting shall be given in writing, by email or facsimile to each member of the Audit Committee at least 24 hours prior to the time fixed for such meeting, provided that a member may in any manner waive a notice of meeting.

RESPONSIBILITIES

The Audit Committee is responsible for:

(a)	assisting Board oversight of the integrity of the Corporation's financial statements, and the Corporation's compliance with legal and regulatory requirements;

(b)	discussing issues of its choosing with the external auditor, management and corporate counsel;

(c)	establishing procedures for the confidential anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters. Following the receipt of any complaints received submitted through the confidential process established by the Corporation, if a complaint is deemed to require further investigation, the Audit Committee shall take appropriate steps to carry out such investigation, including appointing the appropriate investigators with respect to such complaint;

(d)	establishing procedures for the receipt and treatment of complaints received by the Corporation regarding accounting, internal accounting controls and auditing matters and the retention (for at least 7 years) of copies of concerns and evidence of investigations; and

(e)	making inquiries of the external auditor and legal counsel to the Corporation regarding potential claims, assessments, contingent liabilities, and legal and regulatory matters that may have a material impact on the financial statements of the Corporation.

To preserve the independence of the external auditor responsible for preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, the Audit Committee is responsible to:

(a)	recommend to the Board the external auditor to be nominated;

(b)	recommend to the Board the external auditor’s compensation;

(c)	evaluate the external auditor’s qualifications, performance and independence including by annually reviewing:

(i)	a report of the auditor describing its internal quality-control procedures;

(ii)	material issues raised by its most recent internal quality-control review; and

(iii)	the results of any inquiry or investigation by government or professional authorities of the auditor within the last five years;

(d)	review the experience and qualifications of the senior members of the external auditors, ensure that the lead audit partner is replaced periodically in accordance with applicable law, and that the audit firm continues to be independent;

(e)	review and pre-approve any engagements for non-audit services to be provided by the external auditor and its affiliates in light of the estimated fees and impact on the external auditor’s independence;

(f)	review with management and with the external auditor:

(i)	any proposed changes in major accounting policies;

(ii)	the presentation and impact of significant risks and uncertainties; and

(iii)	key estimates and judgments of management that may be material to financial reporting; and

(g)	review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and most recent former external auditor of the Corporation in compliance with the requirements set out in section 2.4 of Multilateral Instrument 52-110.

The Audit Committee is required to:

(a)	maintain direct communications with the internal and external auditors;

(b)	discuss and review specific issues with the external auditor;

(c)	oversee the work of the external auditor;

(d)	resolve any disagreements between management and the external auditor;

(e)	meet with the external auditor at least annually in the absence of management;

(f)	ensure that the external auditor is answerable to the Audit Committee, as representatives of the shareholders, rather than to the executive officers and management;

(g)	pre-approve all audit services;

(h)	meet with the external auditor prior to the audit to review the scope and general extent of the external auditor’s annual audit including planning and staffing the audit and the factors considered in determining the audit scope, including risk factors;

(i)	upon completion of the annual audit and prior to public disclosure, review the following with the CEO, CFO and executive officers:

(i)	annual financial statements, footnotes and management discussion and analysis of financial condition and results of operations;

(ii)	significant accounting judgments and reporting principles, practices and procedures applied in preparing the financial statements, including newly adopted accounting policies and the reasons for their adoption;

(iii)	results of the combined audit of the financial statements and internal controls over financial reporting;

(iv)	significant changes to the audit plan, if any, and any disputes or difficulties with management encountered during the audit, including any disagreements which, if not resolved, would have caused the external auditor to issue a non-standard report on the Corporation’s financial statements; and

(v)	co-operation received by the external auditor during its audit including access to all requested records, data and information.

The Audit Committee will:

(a)	be satisfied and obtain reasonable assurances from management and the external auditors that:

(i)	accounting systems are reliable;

(ii)	prescribed internal controls are effective; and

(iii)	adequate procedures are in place for the review of the disclosure of financial information extracted or derived from the Corporation’s financial statements;

(b)	periodically assess the adequacy of accounting systems, internal controls and procedures for the review of disclosure of financial information;

(c)	direct the external auditor’s examinations to particular issues;

(d)	review control weaknesses identified by the external auditor and management's response;

(e)	review with the external auditor its view of the qualifications and performance of the key financial and accounting executives:

(f)	consider and review the following issues with management and the Director of internal audit:

(i)	significant findings of the internal audit group as well as management’s response to them;

(ii)	any difficulties encountered in the course of their internal audits, including any restrictions on the scope of their work or access to required information;

(iii)	the internal auditing budget and staffing;

(iv)	the Audit Services Charter; and

(v)	compliance with the The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing;

(g)	approve the appointment, replacement, or dismissal of the Director of the internal audit group;

(h)	review and approve the compensation of the Director of the internal audit group;

(i)	review and approve the reporting relationship of the internal auditor to ensure that an appropriate segregation of duties is maintained and that the internal auditor has an obligation to report directly to the Audit Committee on matters affecting the Audit Committee’s duties, irrespective of his or her other reporting relationships;

(j)	direct the Director of the internal audit group to review any specific areas the Committee deems necessary; and

(k)	discuss the Corporation’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which risk assessment and risk management are undertaken.

REPORTING

The Audit Committee is responsible, following each meeting, to report to the Board regarding its activities, findings, recommendations, any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, compliance with applicable law, the performance and independence of the external auditor and the effectiveness of the internal audit function.

The Audit Committee is responsible for reviewing and recommending their approval to the Board, prior to their distribution, of all:

(a)	interim and annual financial statements and notes thereto;

(b)	management’s discussion and analysis of financial condition and results of operations;

(c)	relevant sections of the annual report, annual information form and management information circular containing financial information;

(d)	forecasted financial information and forward-looking statements;

(e)	press releases and other documents in which financial statements, earnings forecasts, results of operations or other financial information is disclosed; and

(f)	disclosure of the selection of accounting policies (and changes thereto), major accounting judgments, accruals and estimates.

The Audit Committee will annually, prior to public disclosure of its annual financial statements, ensure that the external auditor has current participant status with, and is in compliance with, any restriction or sanction imposed by the Canadian Public Accountability Board.

The Audit Committee will prepare any reports required to be prepared by the Committee under applicable law including quarterly reports regarding ongoing investigations made pursuant to the Company’s Whistleblower Policy.

The Audit Committee is responsible to annually review, and in its discretion, make recommendations to the Board regarding changes to its Charter and the position description of its Chair.

The Audit Committee has the power, at the expense of the Company, to retain, instruct, compensate and terminate independent advisors to assist the Audit Committee in the discharge of its duties.

Approved by the Board of Directors – November 16, 2011